EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, October 25, 2016


CHICAGO, ILLINOIS - October 25, 2016 - Ellen R. Gordon, Chairman,
Tootsie Roll Industries, Inc.reported third quarter and nine months 2016 net sales and net earnings.

Third quarter 2016 net sales were $185,473,000 compared to $183,806,000 in third quarter 2015, an increase of $1,667,000 or 1%.
Third quarter 2016 net earnings were $28,637,000 compared to $26,171,000 in third quarter 2015, and net earnings per share were $.46 and $.41 in third quarter 2016 and 2015, respectively, an increase of $.05 per share or 12%.

Nine months 2016 net sales were $393,094,000 compared to $396,811,000 in nine months 2015, a decrease of $3,717,000 or 1%. Nine months 2016 net earnings were $49,669,000 compared to $46,384,000 in nine months 2015, and net earnings per share were $.80 and $.73 in nine months 2016 and 2015, respectively, an increase of $.07 per share or 10%.

Mrs. Gordon said, "Third quarter and nine months 2016 net sales were adversely affected by the effects of a stronger U.S. dollar and related currency translation of foreign sales, but benefited from the timing of certain customer sales between third and fourth quarters in the comparative 2016 and 2015 periods. Higher price realization on sales, continuing improvements in manufacturing plant efficiencies driven by capital investments, and ongoing cost containment programs contributed to higher net earnings in third quarter and nine months 2016. Net earnings for these periods were adversely impacted by higher costs for ingredients and additional costs relating to changes in product labeling requirements. Net earnings in the prior year nine months 2015 period benefited from a favorable nonrecurring foreign income tax settlement and resulting lower effective income tax rate which adversely affects the comparison to the 2016 results. The Company's third quarter and nine months 2016 net earnings per share benefited from common stock purchases in the open market resulting in fewer shares outstanding."























                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                       FOR THE PERIODS ENDED
                   SEPTEMBER 30, 2016 & 2015

                                             THIRD QUARTER ENDED
                                            2016              2015

Net Product Sales                      $ 185,473,000     $ 183,806,000

Net Earnings                           $  28,637,000     $  26,171,000

Net Earnings Per Share   *             	   $ .46             $ .41

Average Shares Outstanding *              62,174,000        63,172,000


                                               NINE MONTHS ENDED
                                            2016              2015

Net Product Sales                      $ 393,094,000     $ 396,811,000

Net Earnings                           $  49,669,000      $ 46,384,000

Net Earnings Per Share   *                 $ .80             $ .73

Average Shares Outstanding *              62,358,000        63,408,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 08, 2016 and April 10, 2015.